Exhibit 10.27

EMBARQ SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated as of January 1, 2009)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. In accordance with Section 4 of the Employee Matters Agreement dated May 17, 2006 by and between Sprint Nextel Corporation (“Sprint Nextel”) and Embarq Corporation, the Company (as defined below) established, effective as of May 17, 2006 (“Effective Date”), the Plan (as defined below) (i) for certain eligible Employees (as defined below), and (ii) in order to assume responsibility for all liabilities and obligations relating to certain employees who were participants in the Sprint Supplemental Executive Retirement Plan immediately prior to the Effective Date who transferred from Sprint Nextel to the Company or a Subsidiary (as defined below) in connection with Sprint Nextel’s distribution of Company common stock to Sprint Nextel stockholders. The Company has amended and restated this Plan effective as of January 1, 2009 to comply with Section 409A of the Code (as defined below).

1.2 Purpose. The Plan was established to supplement the benefits of any Participant (as defined below) whose retirement income under the Qualified Pension Plan (as defined below) is limited in accordance with Section 415 or 401(a)(17) of the Code or whose benefit under such a plan is reduced by his or her Deferred Compensation Plan Deferrals (as defined below). The Plan is intended to restore such a Participant’s overall retirement income to the level which would have been payable under the Qualified Pension Plan absent either such limitation under the Code or such deferrals.

It is intended that the Plan qualify as an unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, to the extent applicable, an unfunded excess benefit plan, so as to qualify for the various applicable exceptions and exemptions to the requirements otherwise imposed by ERISA (as defined below) on employee pension benefit plans.

SECTION 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following terms, when capitalized as shown below, shall have the following respective meanings, unless the context clearly indicates otherwise.

“Benefit Commencement Date” means the date that a Participant begins receiving benefits under the Plan, whether by reason of Separation from Service, attainment of age 55, upon a Disability or on such other date as set forth in Section 5.3 and Appendix A attached hereto.

“Board” means the Board of Directors of the Company. Any authority given to the Board under this Plan may be exercised by the Compensation Committee of the Board without additional direction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code herein shall include any successor provisions thereto.

“Committee” means the committee established pursuant to Section 7.

“Company” means Embarq Corporation, a Delaware corporation (“Embarq”) and its successor or successors.

“Deferred Compensation Plan Deferrals” means the amount of compensation deferred by a Participant in the Sprint Executive Deferred Compensation Plan or any nonqualified deferred compensation plan established by the Company to the extent such compensation would have been compensation for purposes of determining a Participant’s benefit under the Qualified Pension Plan had the amount not been deferred; provided, however, that a Deferred Compensation Plan Deferral shall not include any amount deferred for which the Participant receives a pension make-up benefit as such term is defined in the Sprint Executive Deferred Compensation Plan or other nonqualified deferred compensation plan established by the Company.

“Disability” means, in accordance with Section 409A of the Code, a Participant has been determined to be totally disabled by the Social Security Administration. For purposes of this definition, a Participant will have incurred a Disability on the date of the correspondence that the Social Security Administration issues to the Participant determining that such Participant is totally disabled.

“Employee” means any person employed by an Employer who receives regular stated compensation other than a pension, retainer or fee under contract.

“Employer” means the Company or any Subsidiary of the Company which participates in the Qualified Pension Plan.

“Enhanced Benefit” means, for a Participant whose Separation from Service is due to an Involuntary Termination without Cause, the monthly amount of benefit payable to a Participant, determined as follows: First, determine the single life annuity beginning on the Participant’s Normal Retirement Date, as the excess of (a) over (b) and (c), where:

(a) equals the Participant’s monthly retirement income benefit under the Qualified Pension Plan as of the first day of the 25th month following the Participant’s Separation from Service, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, except that (i) such determination shall disregard the restrictions on retirement income benefits under such plan which are imposed in accordance with Sections 415 and 401(a)(17) of the Code; and (ii) compensation for purposes of such determination shall include any Deferred Compensation Plan Deferrals and any severance pay received by the Participant during such period;

(b) equals such Participant’s actual monthly retirement income benefit under such Qualified Pension Plan as of the first day of the 25th month following a Participant’s Separation from Service, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, including the restrictions on retirement income benefits under such plan which are imposed in accordance with sections 415 and 401(a)(17) of the Code and excluding any Deferred Compensation Plan Deferrals from compensation for purposes of such determination;

(c) equals the amount of the Vested Benefit at the date of the Participant’s Separation from Service.

The Enhanced Benefit equals the Equivalent Actuarial Value of that amount plus the amount of any increase in the Equivalent Actuarial Value of the benefit actually being paid under the Plan as of the date of the Participant’s Separation from Service, both determined on the first day of the 25th month following the Participant’s Separation from Service as if the Participant had continued to be employed through the end of the period during which severance is actually paid.

“Equivalent Actuarial Value” means a benefit or amount that replaces another and has the same value as the benefit or amount it replaces, based on actuarial assumptions as set forth in Exhibits 1, 2, 3 and 4 to this Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any provision of ERISA herein shall include any successor provisions thereto.

“Gross Misconduct” occurs if the Committee determines that the Participant has engaged in a willful, deliberate, or gross act of commission or omission which is injurious to the finances or reputation of the Company or any Subsidiary or other affiliate.

“Involuntary Termination without Cause” means a Participant’s Separation from Service from the Company and all Subsidiaries, if involuntary and not for reasons of Gross Misconduct, including but not limited to, Separation from Service due to a job elimination pursuant to a reduction-in-force.

“Normal Retirement Date” means the first day of the calendar month coincident with or next following the 65th birthday of the Participant.

“Participant” means an Employee who has satisfied the requirements of Section 3.1 for participation in the Plan or a former Employee entitled to benefits hereunder.

“Plan” means the Embarq Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

“Plan Administrator” means the plan administrator appointed by the Committee under Section 7.2.

“Qualified Pension Plan” means the Embarq Retirement Pension Plan.

“Separation from Service” means a Participant’s separation from service with an Employer within the meaning of Section 409A of the Code. Separation from Service for purposes of the Plan shall be determined as follows:

(a) A Separation from Service occurs when the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period, in accordance with Section 409A of the Code.

(b) If a Participant ceases active service with an Employer by reason of a bona fide leave of absence, including sick leave or disability, and there is a reasonable expectation that the Participant will return to active service with the Employer or as otherwise permitted by Section 409A of the Code, the Participant’s employment relationship will be treated as continuing intact while the Participant is on leave of absence, if the leave of absence does not exceed six months or, if longer, so long as the Participant retains a right to reemployment by statute or by contract. If the Participant does not return to active service with the Employer at an earlier date, the Participant will be considered to have a Separation from Service for purposes of the Plan upon the first to occur of (i) the end of the leave of absence or (ii) six months after the commencement of the leave of absence, or as otherwise permitted under Section 409A of the Code.

“Subsidiary” means (a) a member of a controlled group of corporations of which an Employer is a member, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code or (c) a member of an affiliated service group of which an Employer is a member as determined in accordance with Section 414(m) of the Code. For purposes hereof, a “controlled group of corporations” means a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C).

2.2 Construction. Unless the context clearly indicates otherwise, terms not defined in Section 2.1 or throughout the Plan shall have the meaning specified in the Qualified Pension Plan under which the Participant is entitled to a benefit (if defined therein). In addition, except when otherwise clearly indicated by the context, the plural shall include the singular and the singular shall include the plural.

SECTION 3

PARTICIPATION

Any Employee:

(a) who is not a member of a collective bargaining unit; and

(b) whose benefits under the Qualified Pension Plan are limited by the restrictions on retirement income benefits under such plan that are imposed in accordance with Sections 415 or 401(a)(17) of the Code; or

(c) whose Deferred Compensation Plan Deferrals cause a reduction in his or her benefit under the Qualified Pension Plan;

is a covered employee. A covered employee will become a Participant in this Plan as of the date in which the covered employee’s benefits are first limited or reduced as described in clause (b) or (c) above.

SECTION 4

BENEFIT RESTORATION AMOUNTS

4.1 Computation of Benefit. Except as otherwise provided herein as to an Enhanced Benefit, the monthly amount of benefit restoration payable to a Participant under this Plan, when expressed in the form of a single life annuity beginning on the Participant’s Normal Retirement Date, shall be equal to the excess of (a) over (b) where:

(a) equals the Participant’s monthly retirement income benefit under the Qualified Pension Plan as of the Participant’s Separation from Service, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, except that (i) such determination shall disregard the restrictions on retirement income benefits under such plan which are imposed in accordance with Sections 415 and 401(a)(17) of the Code and (ii) compensation for purposes of such determination shall include any Deferred Compensation Plan Deferrals; and

(b) equals such Participant’s actual monthly retirement income benefit under such Qualified Pension Plan as of a Participant’s Separation from Service, payable in the form of a single life annuity beginning on such Participant’s Normal Retirement Date, as determined under the terms and conditions of such plan, including the restrictions on retirement income benefits under such plan which are imposed in accordance with sections 415 and 401(a)(17) of the Code and excluding any Deferred Compensation Plan Deferrals from compensation for purposes of such determination.

4.2 Vesting and Forfeiture for Cause. A Participant shall be vested in the benefit restoration payable under this Plan calculated in accordance with Section 4.1 above to the same degree that the Participant is vested in his or her retirement income benefits under the Qualified Pension Plan (the “Vested Benefit”). A Participant shall be vested in the Enhanced Benefit to the same degree that the Participant is vested in his or her retirement income benefits under the Qualified Pension Plan (the “Vested Enhanced Benefit”).

Notwithstanding the foregoing, however, any Vested Benefit or survivor benefits payable under this Plan shall be forfeited, and a Participant, together with any of his or her beneficiaries, shall have no right to such benefits if: (a) such Participant has engaged in Gross Misconduct, or (b) the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after Separation from Service, becomes associated with, employed by, renders services to, or owns any interest in (other than any non-substantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee. The restriction from competition after Separation from Service described in the preceding sentence shall not apply to a Participant in the event he or she has an Involuntary Termination without Cause.

SECTION 5

BENEFIT COMMENCEMENT DATE AND

FORM OF PAYMENT

5.1 Benefit Commencement Date – Later of Separation from Service or Attainment of Age 55.

(a) Payment of the Equivalent Actuarial Value of a Participant’s Vested Benefit shall commence within 60 days after the later of: (i) the first day of the month coincident with or next following the date of the Participant’s Separation from Service with an Employer; or (ii) the first day of the month coincident with or next following the Participant’s 55th birthday; provided, however, if a Participant is a “Specified Employee” as such term is defined in Section 409A(a)(2)(A) of the Code, no distribution may be made before the earlier of (i) the date which is six months after the date of the Participant’s Separation from Service from the Company or, (ii) the date of the Participant’s death.

(b) If the Participant’s Separation from Service is due to an Involuntary Termination without Cause, the Participant shall be entitled to the Equivalent Actuarial Value of his or her Vested Enhanced Benefit, which shall commence to be paid within 60 days after the later of: (i) the first day of the 25th month following the Participant’s Separation from Service with the Employer or (ii) the first day of the month coincident with or next following the Participant’s 55th birthday.

5.2 Benefit Commencement Date – Disability. Notwithstanding anything in the Plan to the contrary, if a Participant incurs a Disability, whether prior to or after the Participant’s Separation from Service, as a result of a condition that arose prior to the

Participant’s Separation from Service and the Participant had 10 years of Continuous Service at the time of Separation from Service, the Participant shall receive a benefit equal to the excess of the benefit calculated pursuant to Section 4.1 above, provided that such benefit shall not be reduced for the Equivalent Actuarial Value, over the benefit, if any, then actually being provided by reason of the Participant’s Separation from Service (the “Disability Benefit”). A Participant’s Disability Benefit shall begin to be paid within 60 days after the first day of the month coincident with or next following the date of the Participant’s Disability; provided that the Participant remits the letter from the Social Security Administration within 10 business days following the Participant’s receipt of such letter.

5.3 Benefit Commencement Date – Terminated Participants.

(a) Notwithstanding anything in the Plan to the contrary, and except as provided in subsection (b) below, if a Participant (a) has terminated employment with an Employer on or prior to December 31, 2008, (b) has not begun receiving benefits hereunder on or prior to December 31, 2008, and (c) has attained age 55 on or before March 1, 2009, the Participant shall begin to receive the Equivalent Actuarial Value of his or her Vested Benefit on March 1, 2009 under Exhibit 2, attached hereto, based on the Participant’s age on March 1, 2009.

(b) Notwithstanding anything in the Plan to the contrary, if a Participant (a) has terminated employment with an Employer on or prior to December 31, 2008, (b) is entitled to receive or is receiving severance benefits as of January 1, 2009 as a result of such termination of employment, and (c) has not begun receiving benefits hereunder on or prior to December 31, 2008, such Participant shall begin to receive the equivalent actuarial value of his or her Vested Benefit on the dates set forth in Appendix A attached hereto. For purposes of this Section 5.3(b) and notwithstanding anything in the Plan to the contrary, the Participant’s benefit hereunder shall be calculated as of the respective Benefit Commencement Date listed on Appendix A.

5.4 Form of Payment. Benefits payable to a Participant under the Plan shall be distributed as follows:

(a) If the Participant does not make a timely election (as described under (b) below), then such benefits shall be payable in the form of an annuity for the Participant’s life, or

(b) if the Participant so elects, in the form of a Qualified Joint and Survivor Annuity, using the actuarial factors for conversion, as provided under the Qualified Pension Plan as of the date of the Participant’s election. Such election must be made by the Participant in writing and will only be effective if it is received by the Committee at least 30 days before the Participant’s Benefit Commencement Date; provided, however, that the election as to the form of payment of a Participant who was a participant in the Sprint Supplemental Executive Retirement Plan immediately prior to the Effective Date will apply to any benefits paid under this Plan, unless a subsequent election to change the form of payment is made.

Notwithstanding the foregoing, if (a) the Participant is receiving a benefit at the time he or she becomes entitled to an Enhanced Benefit, the Enhanced Benefit shall be paid in the same form as the benefit then being paid, and (b) the actuarial equivalent of an individual’s benefit hereunder is valued at not more than two times the limit on the amount of contributions permitted under Section 402(g) of the Code at the date of Separation from Service, the Company shall pay such benefit in a lump sum on the 180th day after the Participant’s Separation from Service with an Employer. Such actuarial equivalent amount shall be determined in the same manner that the amount of an involuntary cash out distribution is computed under the Qualified Pension Plan. The payment of a lump sum amount under this Section 5.4 shall be a complete discharge of any obligations to such individual and his or her beneficiaries hereunder.

SECTION 6

DEATH BENEFITS

6.1 Death after Benefit Commencement Date. If a Participant dies after his or her Benefit Commencement Date, the survivor benefits payable under the Plan, if any, shall be payable in accordance with the form of distribution in effect for such Participant under the Plan as of the date of his or her death.

6.2 Death prior to Benefit Commencement Date. If a Participant dies before his or her Benefit Commencement Date and such Participant is survived by a spouse to whom he or she was married for at least 12 consecutive months immediately prior to the date of such Participant’s death, such surviving spouse shall be entitled to a survivor benefit hereunder. Such survivor benefit shall commence as soon as practicable after the Participant’s date of death, but in no event later than the 15th day of the third month following the end of the calendar year of the Participant’s death and shall be payable in the form of a single life annuity. The monthly amount of such survivor benefit shall be equal to the excess of (a) over (b) where:

(a) equals the monthly amount of the survivor benefit payable to the Participant’s surviving spouse under the Qualified Pension Plan, as determined under the terms and conditions of such plan, except that such determination, computed as described in Section 4.1, shall disregard the restrictions under such plan which are imposed in accordance with Sections 415 and 401(a)(17) of the Code and shall include as compensation any Deferred Compensation Plan Deferrals; and

(b) equals the monthly amount of the survivor benefit which is actually paid to such surviving spouse from such Qualified Pension Plan, as determined under the terms and conditions of such plan, including the restrictions under such plan which are imposed in accordance with sections 415 and 401(a)(17) of the Code and excluding any Deferred Compensation Plan Deferrals.

In the event a surviving spouse eligible to receive a survivor benefit under this Section 6.2 dies before his or her actual benefit commences as set forth above, no benefit shall be payable hereunder.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 The Board. The Compensation Committee of the Board shall have the authority to amend and to terminate this Plan.

7.2 The Employee Benefits Committee. The Plan shall be administered by the Employee Benefits Committee. The Employee Benefits Committee shall be the Plan Administrator as defined by ERISA and have the authority to control and manage the Plan. The Employee Benefits Committee shall have the responsibilities and duties and powers set forth in this Plan and any responsibilities and duties under this Plan which are not specifically delegated to anyone else, including but not limited to the following powers:

(a) subject to any limitations under the Plan or applicable law, to make and enforce such rules and regulations of the Plan and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(b) to require any person to furnish such information as it may request as a condition to receiving any benefit under the Plan;

(c) to decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan; and

(d) to compute or have computed the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan.

7.3 Discretionary Power of the Employee Benefits Committee. The Employee Benefits Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including but not limited to the construction and interpretation of the Plan and the Trust Agreement and the determination of eligibility for benefits under the Plan. The decisions or actions of the Employee Benefits Committee as to any questions arising in connection with the Plan, including but not limited to, the construction and interpretation of the Plan and the Trust Agreement, shall be final and binding upon all Participants and their beneficiaries.

7.4 Membership of the Employee Benefits Committee. The Employee Benefits Committee shall consist of at least five members. The chairpersons of the Employee Benefits Committee shall be the vice president of the Company who has responsibility for benefits administration and the vice president of the Company who has responsibility for financial decision support. The chairpersons of the Employee Benefits Committee shall appoint the remaining members of the Employee Benefits Committee. The chairpersons of the Employee Benefits Committee may remove a member and appoint another member at any time, with or without cause, upon written notice to the member being replaced. A chairperson may resign from the Employee Benefits Committee by giving 15 days written notice to the Secretary of the Corporation. Such resignation shall not constitute resignation of such person’s position of employment with the Company, notwithstanding the plan’s description of chairperson based upon employment responsibilities with the Company. Upon such resignation, or in the event the corporate position described for the chairperson does not exist, remains unfilled, or if the individual filling the position is unwilling or cannot perform the role of chairperson, the Compensation Committee of the Board shall appoint a chairperson. A member other than a chairperson may resign by giving written notice to a chairperson. During any period that both chairpersons’ positions are vacant, the Compensation Committee of the Board shall serve as Plan Administrator as defined by ERISA.

7.5 Meetings of the Employee Benefits Committee. The Employee Benefits Committee shall appoint a secretary, who need not be a member of the Employee Benefits Committee, to keep its records and assist it in performing any of its functions. The Employee Benefits Committee shall hold regular meetings at least quarterly upon such notice and at such times and places as it may from time to time determine. The secretary of the Employee Benefits Committee shall attend all meetings and take minutes thereof. Notice of a meeting need not be given to any member of the Employee Benefits Committee who submits a signed waiver of notice before or after the meeting or who attends the meeting.

7.6 Action of the Employee Benefits Committee. A vote of a majority of the members of the Employee Benefits Committee shall be required for any action taken by the Employee Benefits Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Employee Benefits Committee. Any person dealing with the Employee Benefits Committee shall be entitled to rely upon a certificate of any member of the Employee Benefits Committee, or its secretary, as to any act or determination of the Employee Benefits Committee.

7.7 Subcommittee, Advisors and Agents of the Employee Benefits Committee. The Employee Benefits Committee may, subject to periodic review, (a) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf, (b) delegate one or more of its responsibilities, duties or powers to any officer of the Company or other Employees or committees comprised of such persons and (c) utilize the services of employees and engage accountants, agents, clerks, legal counsel, recordkeepers and professional consultants (any of whom may also be serving an Employer or any Subsidiary) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

7.8 Records and Reports of the Employee Benefits Committee. The Employee Benefits Committee shall maintain records and accounts relating to the administration of the Plan and all data necessary for Plan valuations. The Employee Benefits Committee shall submit to the Compensation Committee of the Board an annual report on the operation of the Plan for each Plan year and shall also submit such other periodic reports as the Compensation Committee of the Board may request.

7.9 Indemnification. The Employer will indemnify and hold harmless the directors and officers of the Employer, and of all Subsidiaries, the members of the Committee and all other Employees of the Employer, or of any Subsidiary, from any liability, loss, cost or damage that such individuals may incur in the exercise and performance of their duties and powers hereunder, except as may result from their own gross negligence or willful default. The Employer also will assume the defense of any and all actions, suits or proceedings brought or advanced by any person (other than an Employer) against any such individual arising under the Plan.

7.10 Service in More than One Capacity. Any person or group of persons may service the Plan in more than one capacity including the Employee Benefits Committee in its fiduciary and non-fiduciary roles pursuant to the terms and provisions of this Plan.

7.11 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or beneficiary within 90 days after receipt of the claim. If the Plan Administrator determines that an extension is necessary due to matters beyond the control of the Plan, the

Plan Administrator will notify the Participant within the initial 90-day period that the Plan Administrator needs up to an additional 90 days to review the Participant’s claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 7.12 hereof.

7.12 Review of Claim. Within 60 days after the receipt by the Participant or beneficiary of notice of denial of a claim, the Participant or beneficiary may (a) file a request with the Plan Administrator that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (c) submit questions and comments to the Plan Administrator in writing.

7.13 Decision After Review. Within 60 days after the receipt of a request for review under Section 7.12, the Plan Administrator, or its delegate, shall deliver to the Participant or beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or beneficiary and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA after the claimant has exhausted the Plan’s claims review procedures set forth above.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1 Expenses. Expenses of administering the Plan, including the fees and expenses of any trustee, will be borne by the Employers.

8.2 Employment Rights. Establishment of this Plan shall not be construed to give any Participant or beneficiary the right to be retained by the Employer or to any benefits not specifically provided by the Plan.

8.3 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced, however, as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

8.4 Trust. The Employers shall make all distributions under this Plan. Alternatively, the Company may, on behalf of itself and the other Employers, transfer assets to a trust established with an independent trustee to make distributions under the Plan. The assets so held in such trust shall remain the general assets of the Company which at all times shall be subject to the rights and claims of the Company’s general creditors in accordance with the terms of the trust. The rights of Participants and their beneficiaries under this Plan and any such trust shall be exclusively unsecured contractual rights. No Participant or beneficiary shall have any right, title or interest whatsoever in the trust.

8.5 Applicable Law.

(a) This Plan, to the extent considered an unfunded deferred compensation plan for a select group of management or highly compensated employees which is not an excess benefit plan, is fully exempt from Titles II, III and IV of ERISA. However, this Plan, to the extent so considered, shall be governed and construed in accordance with the applicable sections of Title I of ERISA.

(b) To the extent not governed by ERISA, this Plan shall be governed by and construed according to the laws of the State of Kansas.

8.6 Incapacity of Benefit recipient. In the event any benefits (including survivor benefits) hereunder are payable to an individual who is physically or mentally incompetent to receive such payment, such benefits shall be paid on such individual’s behalf to the same party to whom the corresponding benefits from the Qualified Pension Plan are paid.

8.7 Effect on Qualified Retirement Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for purposes of the Qualified Pension Plans or any other qualified retirement plan maintained by an Employer.

8.8 Withholding of Taxes. An Employer, or a person designated by the Employer, will withhold any required taxes related to the vesting of accrued benefits or the payment of supplemental retirement income or survivor benefits hereunder. In addition, an Employer may withhold such sum as the Employer or such person may reasonably estimate to be necessary to cover taxes for which the Employer or such person may be liable and which may be assessed with regard to such payment of supplemental retirement income or survivor benefits.

8.9 Amendments. The Board may amend this Plan in its sole discretion. Any such amendment shall be effective at such date as the Board may determine, except that no such amendment, other than an amendment of a minor nature or permitted in accordance with the terms of the trust, if any, described in Section 8.4, may apply to any period prior to the announcement of the amendment. The Committee may also amend the Plan, both retroactively and prospectively, but only to make minor changes which are technical or administrative in nature.

8.10 Plan Termination. The Board may at any time terminate this Plan in whole or in part in which case no further benefits shall accrue hereunder with respect to any affected Participant. If an Employer ceases to be a Subsidiary of the Company, the participation in this Plan of all Participants employed by that Employer will terminate and no further benefits for such Participants shall accrue hereunder. There shall be no acceleration of any benefits payable under this Plan upon termination of the Plan, except as permitted under Section 409A of the Code.

8.11 Non Alienation. Subject to Section 8.12, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits, except such claims as may be made by the Company or any other Employer.

8.12 Qualified Domestic Relations Orders. Section 8.11 shall not apply to the creation, assignment or recognition of a right to the benefit under the Plan pursuant to a “domestic relations order” (as defined in Section 206(d)(3)(B)(ii) of ERISA) which meets the requirements of a “qualified domestic relations order” (as defined in Section 206(d)(3)(B)(i) of ERISA) and which is consistent with the nature of benefits provided under the Plan.

8.13 Notices. Notices, reports and statements to be given, made or delivered to a Participant shall be deemed duly given, made or delivered, when addressed to the Participant, and delivered by ordinary mail, or by Employer mail, to such Participant’s business address or resident address on the employee information system of the Employer. All notices required to be given by a Participant or beneficiary shall be given on a form provided for the purpose and shall be deemed received when delivered to the Committee or such Participant’s local human resources department.

8.14 Department of Labor Notice. The Committee shall be responsible for filing with the Department of Labor a notice in the form attached hereto as Exhibit A not later than 120 days after the effective date of this Plan

8.15 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, and shall be administered in accordance with Section 409A of the Code and the regulations promulgated thereunder to the extent Section 409A of the Code and the regulations promulgated thereunder apply to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code and the applicable regulations promulgated thereunder. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void. Notwithstanding anything in this Plan to the contrary, if required by Section 409A of the Code, if the Participant is considered a “specified employee” as defined in 409A(a)(2)(A) of the Code and if payment of any amounts under this Plan is required to be delayed for a period of six months after a Participant’s Separation from Service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s beneficiary, or if none, to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. In no event shall a Participant, directly or indirectly, designate the calendar year of payment of any benefits due to the Participant under the Plan.

IN WITNESS WHEREOF, Embarq Corporation has caused this instrument to be executed by a duly authorized officer on this         , day of             , 2008, effective as of the 1st day of January, 2009.

EMBARQ CORPORATION

By:

“EXHIBIT A”

CERTIFIED MAIL

RETURN RECEIPT NO.

Secretary of Labor

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue NW

Washington, DC 20210

EMBARQ CORPORATION

REPORTING AND DISCLOSURE COMPLIANCE STATEMENT

In compliance with Section 110 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Regulations thereunder, found at 29 CFR 2520.104-23, Embarq Corporation is filing this Reporting and Disclosure Compliance Statement and in connection herewith provides the following information:

EMPLOYER	EMBARQ CORPORATION
ADDRESS:	[ ]
EMPLOYER IDENTIFICATION #:	[ ]
PLAN NAME:
NUMBER OF PLANS:	[ ]
NUMBER OF EMPLOYEES PARTICIPATING IN EACH PLAN:	[ ]

Embarq Corporation maintains the above-named unfunded Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Embarq Corporation will provide the plan documents to the Secretary of Labor upon request, as required by Section 104(a)(1) of ERISA.

EMBARQ CORPORATION

By:
Title:

Exhibit 1

Equivalent Actuarial Value if the Participant Separates from Service on or after age 55, has a Vested Benefit or an Enhanced Vested Benefit, as applicable, in accordance with Section 4.2 of the Plan and has at least ten years of Continuous Service:

Age When Benefits Begin	Percentage of Benefits
55	50
56	55
57	60
58	65
59	70
60	75
61	80
62	85
63	90
64	95
65 or older	100

The percentage of benefits will be interpolated to reflect the exact number of years and months of age at the time payments begin. For example, if the Participant is age 56 and 6 months when payments begin, then the Participant will receive the age 56 percentage plus 6/12 of the difference between age 56 percentage and the age 57 percentage.

Exhibit 2

Equivalent Actuarial Value if the Participant Separates from Service on or after age 55 and has a Vested Benefit or an Enhanced Vested Benefit, as applicable, in accordance with Section 4.2 of the Plan but has fewer than ten years of Continuous Service:

Age When Benefits Begin	Percentage of Benefits
55	37
56	40
57	44
58	48
59	53
60	59
61	65
62	72
63	80
64	90
65 or older	100

The percentage of benefits will be interpolated to reflect the exact number of years and months of age at the time payments begin. For example, if the Participant is age 58 and 8 months when payments begin, then the Participant will receive the age 58 percentage plus 8/12 of the difference between age 58 percentage and the age 59 percentage.

Exhibit 3

Equivalent Actuarial Value if the Participant Separates from Service prior to age 55 and has a Vested Benefit or an Enhanced Vested Benefit, as applicable, in accordance with Section 4.2 of the Plan:

Age When Benefits Begin	Percentage of Benefits
55	37

Exhibit 4

Equivalent Actuarial Value if (i) the Participant Separates from Service due to an Involuntary Termination without Cause, whether or not such Participant has attained age 55, (ii) the Participant has a Vested Benefit in accordance with Section 4.2 of the Plan and (iii) the sum of Participant’s age and years of Continuous Service equal at least 75:

Age When Benefits Begin	Percentage of Benefits
55	75
56	77.5
57	80
58	82.5
59	85
60	87.5
61	90
62	92.5
63	95
64	97.5
65 or older	100

Appendix A

Participant	Soc. Sec. No.	Benefit Comm. Date
William R. Blessing	xxx-xx-4477	July 1, 2009
Louis Carrion	xxx-xx-9166	February 1, 2010
David A. Covault	xxx-xx-0924	January 1, 2009
Vallerie Parrish-Porter	xxx-xx-8452	July 1, 2009
Michael L. Seitz	xxx-xx-1217	May 1, 2010
R. Bruce Young	xxx-xx-1020	August 1, 2012

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